EXHIBIT 99.1

Loop Industries Announces Uplisting to The NASDAQ Global Market

MONTREAL, Nov. 20, 2017 (GLOBE NEWSWIRE) -- Loop™ Industries, Inc. (NASDAQ: LOOP), a leader in sustainably produced polyethylene terephthalate (Polyester/PET) resin, today announced that its shares of common stock were approved for listing on The NASDAQ Global Market. The shares will commence trading today under the trading symbol “LOOP.”

“The listing of our shares on The NASDAQ Global Market represents a very exciting and important milestone for Loop as we move forward with our planned expansion and path to commercialization for our revolutionary technology,” said Daniel Solomita, founder and CEO of Loop Industries. “We believe listing on NASDAQ will open new doors for our Company with heightened exposure, better access to Wall Street and stronger liquidity. We look forward to sharing our investment story with a global audience as we continue our groundbreaking work in accelerating the world’s shift toward sustainable plastic.”

About Loop Industries, Inc.

Loop Industries is an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Mono Ethylene Glycol (MEG), the fundamental chemical components used in manufacturing polyethylene terephthalate (PET). PET plastic is most commonly found in beverage bottles, consumer packaging and polyester fiber. Loop Industries’ proprietary process sustainably converts waste plastics into high purity PTA and MEG that can be used to create up to 100 percent recycled food-grade PET resin. This commercial-grade PET resin can be used in a variety of bottling, consumer packaging and other industrial applications. http://www.loopindustries.com

Forward-Looking Statements

This news release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop Industries’ control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) industry competition, (iv) our ability to raise capital to expand our operations, (v) product demand, market and customer acceptance of our products, (vi) our ability to conduct operations if there are changes in laws, regulations or government policies related to our business, and (vii) general industry and market conditions and growth rates and general economic conditions. More detailed information about Loop Industries and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

At Loop Industries:

Susan Khouloujian

450.951.8555

IR@loopindustries.com

At Financial Profiles:

Kristen Papke

310.622.8225

Allyson Pooley

310.622.8230